Exhibit 99.1

Carroll C. Markley, Chairman, President and CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone: 703-467-3477

Fax:  703-464-7974

ir@millenniumbankshares.com

FOR IMMEDIATE RELEASE:

MILLENNIUM BANKSHARES CORPORATION ANNOUNCES

RECORD FOURTH QUARTER and YEAR END 2004 RESULTS

Reston, VA – February 4, 2005 – Millennium Bankshares Corporation (Millennium) (NASDAQ: MBVA) is pleased to report its record operating results for the quarter and year ended December 31, 2004.

Millennium’s 2004 fourth quarter operations resulted in a 348.0% increase in net income to $784,000 compared to net income of $175,000 for the same quarter of 2003.  The earnings improvement resulted from an improved management of our balance sheet, including loan growth of 28.1%.

Both basic and diluted earnings per common share are $.09 for the 2004 fourth quarter compared to $.05 basic and $.04 diluted for the same period in 2003.  The record 2004 earnings of $2,009,000 represented a 108.2% increase over the 2003 earnings of $965,000.  Earnings per share were $.29 per basic and $.27 per diluted share compared to $.27 per basic and $.23 per diluted common share for the same period in 2003.  This increase in per share earnings occurred even with an increase of 5,125,000 in the number of outstanding shares due to our secondary offering.

Our secondary offering that concluded in May 2004 netted us around $30 million and increased the twelve months’ average basic shares outstanding to 7,037,771 compared to 3,551,251 for the same twelve months of 2003.  Average diluted shares outstanding for the year ended December 31, 2004 compared to the same period in 2003 increased to 7,356,247 from 4,198,661, respectively.  All dilutive warrants outstanding were retired in the 2004 offering.

Our total assets for the year ended December 31, 2004 reached a record of $372.1 million as compared to $ 313.6 million at December 31, 2003.   This represents an increase of $58.5 million or 18.7% over year-end 2003.  Return on average assets for the twelve months ended December 31, 2004 was 0.59% as compared to 0.31% for 2003.

Total loans net of fees at December 31, 2004 increased by 28.1% or to $279.2 million compared to $218.0 million at December 31, 2003.  This increase resulted primarily from increases of $40.9 million in commercial, construction and Small Business

Administration loans.  These results show the commitment of management to diversify our loan portfolio.

 The additional increase in loan production included $20.2 million in held for sale mortgage loans. By diversifying our loan portfolio to include all types of loan products, we have provided more services to our clients and reduced the negative effect interest rate changes can have if we have a single product portfolio.

Total deposits increased by $8.7 million or 3.2% from December 31, 2003 to December 31, 2004 primarily in our savings accounts and certificates of deposit.  In addition, we have increased our use of the Federal Home Loan Bank of Atlanta to fund loans and continue growth while matching terms of loans to the terms of the borrowings.

Net interest income for the twelve months of 2004 was $11.2 million compared to $9.6 million for the same period of 2003.  The $1.6 million increase represents a 16.7% improvement.  This increase is primarily attributed to the rise in interest rates and in the growth in the loan portfolio.

Non-interest income improved during the twelve months of 2004 to $8.1 million from $4.5 million or by 80.0% during the same period of 2003.  Service charges on deposit accounts improved 41.8% to $244,000 for the twelve months ended December 31, 2004 compared to the same period of 2003.  Other income increased by $411,000 for the twelve months of 2004 to $702,000 compared to $291,000 for the same period of 2003.  This increase resulted from increased income on commercial loans and management’s implementation of tighter controls and collection of service fees.  In addition, fees and gains on sale of mortgage and Small Business Administration loans increased to $7.1 million for the twelve months of 2004 as compared to $3.6 million for the same period of 2003 and to $2.5 million in the fourth quarter of 2004 from $524,000 in the same period of 2003.

Non-interest expenses increased during the year ended December 31, 2004 by $4.0 million.   This increase includes salary and benefit cost increases of $3.8 million as compared to the same period of 2003,primarily resulting from increased commissions on production of held for sale mortgages.  For the quarters ended December 31, 2004 and 2003, the same expenses increased $1.7 million year over year and represented increased commissions in mortgage lending and additions to non-mortgage lending areas, such as commercial and retail loan officers, to assure continued loan quality and controls.  In addition we opened our seventh branch in Warrenton, Virginia in the third quarter of 2004 that increased some non-interest expenses such as occupancy and salaries and benefits.   We are pleased with the growth of our newest branch in its first full quarter of operations.

Carroll C. Markley, Chairman, President and CEO of Millennium Bankshares Corporation stated, “We are very pleased to report our record year end results and we see a continued progression of increases in net income with sound loan growth.”  He continued, “The new lenders who have joined us this year and last year have brought quality loans and experiences to Millennium.  We appreciate all of the hard work and dedication our team has given and look forward to providing continued services to our customers and shareholders in the future.”

Forward-Looking Statements

This news release contains comments or information that may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium with the Securities and Exchange Commission.

Contact:

Carroll C. Markley, Chairman, President and CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone: 703-467-1962

Fax:  703-464-7974

ir@milleniumbankshares.com

This news release contains comments or information and that more information on Millennium Bankshares Corporation can be found online at http:://www.millenniumbankshares.com or obtained by calling Millennium at 703-467-3477.

Millennium Bankshares Corporation
Fourth Quarter 2004 Results
Millennium Bankshares Corporation
Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	Audited
INTEREST INCOME
Interest and fees on loans	$4,225	$3,117	$15,300	$13,603
Interest on securities available for sale	727	931	3,032	3,237
Federal funds sold	13	11	40	25
Total interest income	4,965	4,059	18,372	16,865

INTEREST EXPENSE
Interest on deposits	1,612	1,537	6,094	6,452
Other borrowed funds	327	168	1,061	782
Total interest expense	1,939	1,705	7,155	7,234

Net interest income	3,026	2,354	11,217	9,631

Provision for loan and lease losses	0	87	271	687

Net interest income after provision
for loan and lease losses	3,026	2,267	10,946	8,944

NON INTEREST INCOME
Service charges on deposit accounts	62	54	244	172
Fees and Gains on sale of HFS loans	2,513	524	7,114	3,593
Net gain on sale of securities	0	0	4	452
Other income	321	176	702	291
Total non interest income	2,896	754	8,064	4,508

NON INTEREST EXPENSE
Salaries and benefits	3,226	1,477	9,972	6,172
Occupancy, furniture and equipment	576	567	2,469	2,232
Other expense	953	712	3,530	3,586
Total non interest expense	4,755	2,756	15,971	11,990

Income before federal income tax	1,167	265	3,039	1,462

Federal income tax expense	383	90	1,030	497

Net income	$784	$175	$2,009	$965

Basic earnings per share	$0.09	$0.05	$0.29	$0.27

Diluted earnings per share	$0.09	$0.04	$0.27	$0.23

Average shares outstanding	8,779,649	3,642,818	7,037,771	3,551,251

Average diluted shares outstanding	8,855,713	3,942,323	7,356,247	4,198,661

Millennium Bankshares Corporation
Fourth Quarter 2004 Results
Millennium Bankshares Corporation
Consolidated Balance Sheets

	December 31,	December 31,
	2004	2003
(In thousands)	(Unaudited)	(Audited)

ASSETS
Cash and due from banks	$2,974	$2,305
Federal funds sold	55	61
Securities available for sale	86,219	89,359
Loans Receivable
Loans held for sale	29,337	9,069
Loans, net of discount	249,844	208,970
Allowance for loan and lease losses	(2,925)	(3,057)
Total loans, net of allowance	276,256	214,982

Premises and equipment, net	2,467	2,255
Other assets	4,135	4,682

Total assets	$372,106	$313,644

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$22,925	$19,150
Interest-bearing	257,909	252,963
Total deposits	280,834	272,113

Federal funds sold and repurchase agreements	7,066	5,629
Federal Home Loan Bank advances	26,500	10,400
Subordinated debentures	8,248	8,248
Accrued expenses and other liabilities	2,347	1,336
Total liabilities	324,995	297,726

SHAREHOLDERS' EQUITY
Common stock	47,958	18,813
Retained earnings	(167)	(2,176)
Accumulated other comprehensive income	(680)	(719)
Total shareholders' equity	47,111	15,918

Total liabilities and shareholders' equity	$372,106	$313,644